EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-213799, 333-184089, 333-159006) on Form S-8, the Registration Statement (No. 333-245656) on Form S-3, the Registration Statement (No. 333-245579) on Form S-3/A, and the Registration Statement (No. 333-245669) on Form S-4/A of Enterprise Bancorp, Inc. and its subsidiaries of our reports dated March 10, 2021, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Enterprise Bancorp, Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Enterprise Bancorp, Inc. and its subsidiaries for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts
March 10, 2021